                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

   INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b),
         (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                               (Amendment No. 2)*


                                  iBasis, Inc.
 ------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
 ------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    450732102
 ------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2000
 ------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

            [ ]  Rule 13d-1(b)

            [X]  Rule 13d-1(c)

            [ ]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)

--------------------------------------------------------------------------------
CUSIP NO. 450732102                   13 G                    Page 2 of 15 Pages
--------------------------------------------------------------------------------

1        NAME OF REPORTING PERSON
         TCV III, L.P.
         See Item 2 for identification of General Partners

--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                         (a) [ ]        (b) [X]
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
               Delaware
--------------------------------------------------------------------------------
                         5     SOLE VOTING POWER
  NUMBER OF                    63,931(A)
    SHARES               -------------------------------------------------------
 BENEFICIALLY            6     SHARED VOTING POWER
OWNED BY EACH                  0(A)
  REPORTING              -------------------------------------------------------
    PERSON               7     SOLE DISPOSITIVE POWER
     WITH                      63,931(A)
                         -------------------------------------------------------
                         8     SHARED DISPOSITIVE POWER
                               0(A)
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                           63,931(A)
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES                                          [X]
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                            0.2%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON
         PN
--------------------------------------------------------------------------------

(A) Please see item 4.

--------------------------------------------------------------------------------
CUSIP NO. 450732102                   13 G                    Page 3 of 15 Pages
--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         TCV III (Q), L.P.
         See Item 2 for identification of General Partners

--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                         (a) [ ]        (b) [X]
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
               Delaware
--------------------------------------------------------------------------------
                         5     SOLE VOTING POWER
  NUMBER OF                    1,699,209(A)
    SHARES               -------------------------------------------------------
 BENEFICIALLY            6     SHARED VOTING POWER
OWNED BY EACH                  0(A)
  REPORTING              -------------------------------------------------------
    PERSON               7     SOLE DISPOSITIVE POWER
     WITH                      1,699,209(A)
                         -------------------------------------------------------
                         8     SHARED DISPOSITIVE POWER
                               0(A)
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                           1,699,209(A)
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES                                          [X]
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                            5.0%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON
         PN
--------------------------------------------------------------------------------

(A) Please see item 4.

--------------------------------------------------------------------------------
CUSIP NO. 450732102                   13 G                    Page 4 of 15 Pages
--------------------------------------------------------------------------------

1        NAME OF REPORTING PERSON
         TCV III STRATEGIC PARTNERS, L.P.
         See Item 2 for identification of General Partners
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                         (a) [ ]        (b) [X]
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
               Delaware
--------------------------------------------------------------------------------
                         5     SOLE VOTING POWER
  NUMBER OF                    76,948(A)
    SHARES               -------------------------------------------------------
 BENEFICIALLY            6     SHARED VOTING POWER
OWNED BY EACH                  0(A)
  REPORTING              -------------------------------------------------------
    PERSON               7     SOLE DISPOSITIVE POWER
     WITH                      76,948(A)
                         -------------------------------------------------------
                         8     SHARED DISPOSITIVE POWER
                               0(A)
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                            76,948(A)
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES                                          [X]
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                            0.2%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON
         PN
--------------------------------------------------------------------------------

(A) Please see item 4.

--------------------------------------------------------------------------------
CUSIP NO. 450732102                   13 G                    Page 5 of 15 Pages
--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         TCV III (GP)
         See Item 2 for identification of Managing General Partners
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                         (a) [ ]        (b) [X]
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
               Delaware
--------------------------------------------------------------------------------
                         5     SOLE VOTING POWER
  NUMBER OF                    13,459(A)
    SHARES               -------------------------------------------------------
 BENEFICIALLY            6     SHARED VOTING POWER
OWNED BY EACH                  0(A)
  REPORTING              -------------------------------------------------------
    PERSON               7     SOLE DISPOSITIVE POWER
     WITH                      13,459(A)
                         -------------------------------------------------------
                         8     SHARED DISPOSITIVE POWER
                               0(A)
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                            13,459(A)
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES                                          [X]
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                            0.0%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON
         PN
--------------------------------------------------------------------------------

(A) Please see item 4.

--------------------------------------------------------------------------------
CUSIP NO. 450732102                   13 G                    Page 6 of 15 Pages
--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         TECHNOLOGY CROSSOVER MANAGEMENT III, L.L.C.
         See Item 2 for a list of Managing General Partners
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                         (a) [ ]        (b) [X]
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
               Delaware
--------------------------------------------------------------------------------
                         5     SOLE VOTING POWER
  NUMBER OF                    1,853,547(A)
    SHARES               -------------------------------------------------------
 BENEFICIALLY            6     SHARED VOTING POWER
OWNED BY EACH                  0(A)
  REPORTING              -------------------------------------------------------
    PERSON               7     SOLE DISPOSITIVE POWER
     WITH                      1,853,547(A)
                         -------------------------------------------------------
                         8     SHARED DISPOSITIVE POWER
                               0(A)
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                           1,853,547(A)
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES                                          [ ]
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                            5.4%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON
         OO
--------------------------------------------------------------------------------
(A) Please see item 4.

--------------------------------------------------------------------------------
CUSIP NO. 450732102                   13 G                    Page 7 of 15 Pages
--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         JAY C. HOAG
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                         (a) [ ]        (b) [X]
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
               U.S. Citizen
--------------------------------------------------------------------------------
                         5     SOLE VOTING POWER
  NUMBER OF                    0(A)
    SHARES               -------------------------------------------------------
 BENEFICIALLY            6     SHARED VOTING POWER
OWNED BY EACH                  1,853,547(A)
  REPORTING              -------------------------------------------------------
    PERSON               7     SOLE DISPOSITIVE POWER
     WITH                      1,853,547(A)
                         -------------------------------------------------------
                         8     SHARED DISPOSITIVE POWER
                               0(A)
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                           1,853,547(A)
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES                                          [ ]
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                            5.4%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON
         IN
--------------------------------------------------------------------------------

(A) Please see item 4.

--------------------------------------------------------------------------------
CUSIP NO. 450732102                   13 G                    Page 8 of 15 Pages
--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         RICHARD H. KIMBALL
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                         (a) [ ]        (b) [X]
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
               U.S. Citizen
--------------------------------------------------------------------------------
                         5     SOLE VOTING POWER
  NUMBER OF                    0(A)
    SHARES               -------------------------------------------------------
 BENEFICIALLY            6     SHARED VOTING POWER
OWNED BY EACH                  1,853,547(A)
  REPORTING              -------------------------------------------------------
    PERSON               7     SOLE DISPOSITIVE POWER
     WITH                      1,853,547(A)
                         -------------------------------------------------------
                         8     SHARED DISPOSITIVE POWER
                               0(A)
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                           1,853,547(A)
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES                                          [ ]
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                            5.4%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON
         IN
--------------------------------------------------------------------------------

(A) Please see item 4.

--------------------------------------------------------------------------------
CUSIP NO. 450732102                   13 G                    Page 9 of 15 Pages
--------------------------------------------------------------------------------

ITEM 1.

      (a)   NAME OF ISSUER:  iBasis, Inc. (the "Company")

      (b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES: 20 Second Ave., Burlington, MA 01803.

ITEM 2.

      Set forth below is the following information with respect to each of the persons filing this Schedule 13G (together, the "Filing Persons"): (a) name; (b) address of principal offices (if entity) or residence or business address (if individual); (c) citizenship (if individual) or jurisdiction of organization (if entity); (d) title of class of securities and (e) CUSIP number.

I.
      (a) TCV III, L.P., a Delaware limited partnership ("TCV III, L.P."). The General Partner of TCV III, L.P. is Technology Crossover Management III, L.L.C., a Delaware limited liability company ("TCM III"). The sole Managing Members of TCM III are Jay C. Hoag ("Hoag") and Richard H. Kimball ("Kimball").
      (b)   528 Ramona Street, Palo Alto, CA 94301
      (c)   Delaware
      (d)   Common Stock
      (e)   450732102

II.
      (a)   TCV III (Q), L.P., a Delaware limited partnership ("TCV III
            (Q)").  The General Partner of TCV III (Q) is TCM III.
      (b)   528 Ramona Street, Palo Alto, CA 94301
      (c)   Delaware
      (d)   Common Stock
      (e)   450732102

III.
      (a) TCV III Strategic Partners, L.P., a Delaware limited partnership ("TCV III SP"). The General Partner of TCV III SP is TCM III.
      (b)   528 Ramona Street, Palo Alto, CA 94301
      (c)   Delaware
      (d)   Common Stock
      (e)   450732102

IV.
      (a) TCV III (GP), a Delaware general partnership ("TCV III (GP)"). The Managing General Partner of TCV III (GP) is TCM III.
      (b)   528 Ramona Street, Palo Alto, CA 94301
      (c)   Delaware
      (d)   Common Stock
      (e)   450732102

V.
      (a) Technology Crossover Management III, L.L.C., a Delaware limited liability company.
      (b)   528 Ramona Street, Palo Alto, CA 94301
      (c)   Delaware
      (d)   Common Stock
      (e)   450732102

VI.
      (a)   Jay C. Hoag
      (b)   528 Ramona Street, Palo Alto, CA 94301
      (c)   U.S. Citizen
      (d)   Common Stock
      (e)   450732102

--------------------------------------------------------------------------------
CUSIP NO. 450732102                   13 G                   Page 10 of 15 Pages
--------------------------------------------------------------------------------

VII.
      (a)   Richard H. Kimball
      (b)   528 Ramona Street, Palo Alto, CA 94301
      (c)   U.S. Citizen
      (d)   Common Stock
      (e)   450732102

ITEM 3.

      Not Applicable

ITEM 4.

      (a), (b) and (c) This Schedule 13G shall not be construed as an admission that any Filing Person is, either for purposes of Section 13(d) or 13(g) of the Act or for other purposes, the beneficial owner of any Common Stock disclosed in this Schedule 13G. The aggregate number and percentage of the class of securities identified pursuant to Item 1 of this Schedule 13G that, pursuant to Rule 13d-3, may be deemed to be beneficially owned by each Filing Person are as follows:


                          Common Stock
                          Beneficially    % of Class      Voting      Dispositive
     Filing Person           Owned            (1)          Power         Power
     -------------        ------------    ----------       -----      -----------
TCV III, L.P.(2)               63,931          0.2%         sole         sole
TCV III (Q)(2)              1,699,209          5.0%         sole         sole
TCV III SP(2)                  76,948          0.2%         sole         sole
TCV III (GP)(2)                13,459          0.0%         sole         sole
TCM III                     1,853,547          5.4%         sole         sole
Hoag(3)                     1,853,547          5.4%        shared        sole
Kimball(3)                  1,853,547          5.4%        shared        sole

(1) All percentages in this table are based on the 34,172,046 shares of Common Stock of the Company outstanding, as reported in the Company's most recent Form 10-Q filed with the Securities and Exchange Commission on November 14, 2000.

(2) Each noted entity (together, the "TCV III Funds") is the holder of record of the securities set forth opposite the name of such entity and has sole voting and investment power with respect to such securities. TCM III, as sole General Partner of TCV III, L.P., TCV III (Q), and TCV III Strategic Partners, and the Managing General Partner of TCV III (GP), may also be deemed to have sole voting and investment power with respect to such securities. TCM III disclaims beneficial ownership of such securities except to the extent of its pecuniary interest therein.

(3) Under the operating agreement of TCM III, Hoag and Kimball have the independent power to cause the funds managed by such entity to buy and sell securities of publicly traded portfolio companies, however, in general, they must act by unanimous consent with respect to all other matters, including directing the voting of such securities. As a result, Hoag and Kimball may also be deemed to have sole dispositive power and shared voting power with respect to the securities held by the TCV III Funds. Hoag and Kimball disclaim beneficial ownership of such securities except to the extent of their respective pecuniary interests therein.

      Except as set forth in this Item 4(a) - (c), each of the Filing Persons disclaims beneficial ownership of any Common Stock owned beneficially or of record by any other Filing Person.

--------------------------------------------------------------------------------
CUSIP NO. 450732102                   13 G                   Page 11 of 15 Pages
--------------------------------------------------------------------------------


ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

      Not Applicable.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

      Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

      Not Applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

      This Schedule 13G is being filed jointly pursuant to Rule 13d-1(k). As a result of the relationships among the Filing Persons described herein, some or all of the Filing Persons may be deemed to comprise a "group" within the meaning of Section 13 and the Rules promulgated thereunder. However, the Filing Persons deny such group status.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

      Not Applicable.

ITEM 10. CERTIFICATION

      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                        MATERIAL TO BE FILED AS EXHIBITS



        The following exhibit was filed as Exhibit 8 to the Schedule 13 D/A relating to the Common Stock of Expedia, Inc. filed by the undersigned with the Securities and Exchange Commission on August 31, 2000 and is hereby incorporated herein by reference:

        Exhibit A - Statement Appointing Designated Filer and Authorized Signatories dated February 22, 2000.

        The following exhibit was filed as Exhibit F to the Schedule 13G relating to the Common Stock of eLoyalty Corporation filed by the undersigned with the Securities and Exchange Commission on June 5, 2000 and is hereby incorporated herein by reference:

        Exhibit B - Statement Appointing Designated Filer and Authorized Signatories dated June 1, 2000.

        Exhibit C - Joint Filing Agreement dated December 4, 2000.

--------------------------------------------------------------------------------
CUSIP NO. 450732102                   13 G                   Page 12 of 15 Pages
--------------------------------------------------------------------------------

                                   SIGNATURES


      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Dated:  February 12, 2001              TCV III, L.P.
                                       a Delaware Limited Partnership

                                       By:   /s/ Carla S. Newell
                                             -----------------------------------
                                             Carla S. Newell, Authorized
                                             Signatory


Dated:  February 12, 2001              TCV III (Q), L.P.
                                       a Delaware Limited Partnership

                                       By:   /s/ Carla S. Newell
                                             -----------------------------------
                                             Carla S. Newell, Authorized
                                             Signatory


Dated:  February 12, 2001              TCV III STRATEGIC PARTNERS, L.P.
                                       a Delaware Limited Partnership

                                       By:   /s/ Carla S. Newell
                                             -----------------------------------
                                             Carla S. Newell, Authorized
                                             Signatory


Dated:  February 12, 2001              TCV III (GP)
                                       a Delaware General Partnership

                                       By:   /s/ Carla S. Newell
                                             -----------------------------------
                                             Carla S. Newell, Authorized
                                             Signatory


Dated:  February 12, 2001              TECHNOLOGY CROSSOVER MANAGEMENT III,
                                       L.L.C.
                                       a Delaware Limited Liability Company

                                       By:   /s/ Carla S. Newell
                                             -----------------------------------
                                             Carla S. Newell, Authorized
                                             Signatory


Dated:  February 12, 2001              JAY C. HOAG

                                       By:   /s/ Carla S. Newell
                                             -----------------------------------
                                             Carla S. Newell, Authorized
                                             Signatory

--------------------------------------------------------------------------------
CUSIP NO. 450732102                   13 G                   Page 13 of 15 Pages
--------------------------------------------------------------------------------

Dated:  February 12, 2001              RICHARD H. KIMBALL

                                       By:   /s/ Carla S. Newell
                                             -----------------------------------
                                             Carla S. Newell, Authorized
                                             Signatory

--------------------------------------------------------------------------------
CUSIP NO. 450732102                   13 G                   Page 14 of 15 Pages
--------------------------------------------------------------------------------

                                                                       EXHIBIT C

                             JOINT FILING AGREEMENT

        In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with all other Reporting Persons (as such term is defined in the Schedule 13G referred to below) on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the common stock, par value $0.001 per share, of iBasis, Inc., a Delaware corporation, and that this Agreement may be included as an Exhibit to such joint filing. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

        IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of the 4th day of December, 2000.

                                            TCV III(GP)

                                            By: /s/ Carla S. Newell
                                               ---------------------------------
                                            Name: Carla S. Newell
                                            Its: Authorized Signatory

                                            TCV III, L.P.

                                            By: /s/ Carla S. Newell
                                               ---------------------------------
                                            Name: Carla S. Newell
                                            Its: Authorized Signatory

                                            TCV III(Q), L.P.

                                            By: /s/ Carla S. Newell
                                               ---------------------------------
                                            Name: Carla S. Newell
                                            Its: Authorized Signatory

                                            TCV III STRATEGIC PARTNERS, L.P.

                                            By: /s/ Carla S. Newell
                                               ---------------------------------
                                            Name: Carla S. Newell
                                            Its: Authorized Signatory

                                            TECHNOLOGY CROSSOVER MANAGEMENT III,
                                            L.L.C.

                                            By: /s/ Carla S. Newell
                                               ---------------------------------
                                            Name: Carla S. Newell
                                            Its: Authorized Signatory


                                            JAY C. HOAG

                                            /s/ Carla S. Newell
                                            ------------------------------------
                                            By: Carla S. Newell, Authorized
                                                Signatory

--------------------------------------------------------------------------------
CUSIP NO. 450732102                   13 G                   Page 15 of 15 Pages
--------------------------------------------------------------------------------


                                            RICHARD H. KIMBALL

                                            /s/ Carla S. Newell
                                            ------------------------------------
                                            By: Carla S. Newell, Authorized
                                                Signatory